Exhibit 99.1

For Release:

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Max Dutcher
(212) 850-5677

MILLER INDUSTRIES REPORTS 2016 FIRST QUARTER RESULTS

CHATTANOOGA, Tenn., May 4, 2016/PRNewswire/ — Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the first quarter ended March 31, 2016.

For the first quarter of 2016, net sales were $148.8 million, an increase of 17.4%, compared to $126.8 million for the first quarter of 2015. Net income in the first quarter of 2016 was $3.4 million, or $0.30 per diluted share, compared to net income of $3.1 million, or $0.27 per diluted share, in the prior year period.

Gross profit for the first quarter of 2016 was $13.0 million, or 8.7% of net sales, compared to $12.0 million, or 9.4% of net sales, for the first quarter of 2015. Selling, general and administrative expenses were $8.0 million, or 5.4% of net sales, compared to $7.4 million, or 5.9% of net sales, in the prior year period.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.17 per share, payable June 20, 2016, to shareholders of record at the close of business on June 13, 2016.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company, stated, "The Company’s first quarter performance, both domestically and internationally, was a strong start to 2016. We continued to experience healthy demand for our products, resulting in a strong financial performance for the quarter. We delivered significant revenue growth and stronger earnings as a result of our continued ramp up in production. We remain on track to complete the consolidation and expansion of our Pennsylvania manufacturing operations this year. We are also underway with our capital project at our Ooltewah, Tennessee plant and remain committed to implementing our plan to enhance our Greeneville, Tennessee facility to improve capacity and operating efficiencies.”

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MILLER INDUSTRIES REPORTS 2016 FIRST QUARTER RESULTS	PAGE 2

Mr. Badgley added, "During the quarter, we benefitted from positive economic trends and continued strong customer sentiment. We retain a healthy pipeline of business, as evidenced by our growth in revenue. Demand was high, spurring increased quoting activity both domestically and globally. We also ramped up production to prepare for several future orders, which will positively impact our growth as the year progresses.”

Mr. Badgley concluded, "We retain a positive outlook for the remainder of 2016. We are in the process of completing multiple capital projects to enhance our production capabilities, and continue to bid on new contracts and expand our backlog. Our balance sheet is strong and we remain committed to deploying our assets to enhance shareholder value.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, May 5, 2016, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/14963

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 19, 2016. The replay number is 1-866-375-1919, Passcode 6840489.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2016 FIRST QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in our information technology systems; the effects of new regulation relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2015, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our Company.

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Miller Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands except per share data)

(unaudited)

	Three Months Ended
	March 31
			%
	2016	2015	Change
NET SALES	$148,815	$126,788	17.4%

COSTS OF OPERATIONS	135,845	114,836	18.3%

GROSS PROFIT	12,970	11,952	8.5%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	8,010	7,440	7.7%

Interest Expense, Net	198	163	21.5%

Other (Income) Expense, Net	(341)	56	n/a

Total Operating Expenses	7,867	7,659	2.7%

INCOME BEFORE INCOME TAXES	5,103	4,293	18.9%

INCOME TAX PROVISION	1,743	1,229	41.8%

NET INCOME	$3,360	$3,064	9.7%

BASIC INCOME PER COMMON SHARE	$0.30	$0.27	11.1%

DILUTED INCOME PER COMMON SHARE	$0.30	$0.27	11.1%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.17	$0.16	6.3%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,345	11,315	0.3%

DILUTED	11,373	11,367	0.1%